PRESS RELEASE


JUNE 14, 2006                                             FOR IMMEDIATE RELEASE


             REPRESENTATIVES OF PIRATE CAPITAL AND MIRANT TO DISCUSS
                        MAXIMIZATION OF STOCKHOLDER VALUE


NORWALK, CONNECTICUT, JUNE 14, 2006 - Primezone - Pirate Capital LLC announced today that representatives of Mirant Corporation (NYSE: MIR) and Pirate Capital have agreed to meet on June 21, 2006 to discuss their respective views as to the best approach to maximize stockholder value at Mirant.

Thomas R. Hudson Jr., Managing Member of Pirate Capital, said, "We look forward to more fully presenting our views to the company and we anticipate a frank and productive discussion."


About Pirate Capital

Pirate Capital serves as the investment advisor to four event-driven hedge funds, Jolly Roger Fund LP, Jolly Roger Offshore Fund LTD, Jolly Roger Activist Fund LP and Jolly Roger Activist Fund LTD, and manages additional investment advisory accounts for institutional clients. Assets under management by Pirate Capital are in excess of $1.7 billion. Pirate Capital is registered with the Securities and Exchange Commission as an investment advisor under the Investment Advisers Act of 1940.

CONTACT:
Pirate Capital LLC
David A. Lorber
Phone:  (203) 854-1100